Exhibit 99.1

Schick Technologies Reports Fourth Quarter

and Fiscal 2006 Results

• Revenues increase 32% for the quarter and 34% for the year

• Pre Tax Income increases 44% for the quarter and 36% for the year

LONG ISLAND CITY, N.Y., May 25, 2006 — Schick Technologies, Inc. (NASDAQ: SCHK) today reported its financial results for the fiscal fourth quarter and year ended March 31, 2006.

Revenues for the fourth quarter of fiscal 2006 were $18.3 million, an increase of $4.4 million, or 32%, compared to $13.9 million for the same period last year. Income from operations for the fourth quarter was $6.5 million, an increase of 41%, compared to $4.6 million for the same period in fiscal 2005. Income before income taxes for the quarter was $6.9 million, an increase of 44%, compared to $4.8 million for the same period in the prior year. Net income for the quarter was $3.7 million, or $0.20 per diluted share, compared to $3.4 million, or $0.19 per diluted share, for the same period last year. Merger and acquisition expenses related to the proposed combination with Sirona Dental Systems reduced operating profit and net income by $0.8 million, or $0.04 per diluted share.

Revenues for the twelve months ended March 31, 2006 were $70.2 million, an increase of $17.8 million, or 34%, compared to $52.4 million for the previous year. Income from operations for fiscal 2006 was $25.0 million, an increase of 33%, compared to $18.8 million in fiscal 2005. Income before income taxes for the year was $26.3 million, an increase of 36%, compared to $19.3 million for the prior year. Net income for the year was $15.8 million, or $0.88 per diluted share, compared to $12.1 million, or $0.70 per diluted share, for the same period last year. Expenses related to the merger and to the termination of a consulting agreement reduced operating profit by $2.8 million and net income by $2.2 million or, $0.12 per diluted share.

At March 31, 2006, the Company had $60.8 million in cash, cash equivalents and short-term investments and $68.9 million in working capital, as compared to $39.7 million in cash and cash equivalents and $47.1 million in working capital at March 31, 2005.

Jeffrey T. Slovin, President and Chief Executive Officer, commented, “Our results for fiscal 2006 represent the strongest operating performance in our history, with record revenues and record net income. This was due to the continued adoption of our technology and products worldwide, and the continued success of our business strategy. We expect to build on this performance and drive additional profitability and growth through our merger with Sirona. The combined company will have an unrivaled breadth of products and excellence in R&D commanding an extraordinary level of brand recognition around the world."

The proposed merger with Sirona will be voted on at a Special Meeting of Shareholders, to be held on June 14, 2006, by shareholders of record as of May 3, 2006. A special cash dividend of $2.50 per share of Common Stock will be paid on or about June 22, 2006, subject to shareholder approval of the merger. The dividend record date will be June 19, 2006.

Schick Technologies, Inc. Conference Call Information:

Schick Technologies, Inc. will hold its quarterly conference call on May 25, 2006 at 9:00 a.m. ET. To access the call, please dial 800-700-7101 (domestic) or 617-213-8837 (international), and enter passcode # 28691136. This conference call will be broadcast live on the Internet at www.fulldisclosure.com and

www.streetevents.com. An audio digital replay of the call will be available from May 25, 2006, at approximately 11:00 a.m. ET until 11:59 p.m. ET on May 31, 2006 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using confirmation code # 74280289. A web archive will be available for 30 days at www.fulldisclosure.com and www.streetevents.com. This earnings release, and any other financial and statistical information disclosed by the Company during the conference call will be available in the "Investors" section of the Company's web site at www.schicktech.com.

About Schick Technologies, Inc.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x- ray devices.

The Company's beliefs as to any information in this announcement which is not historical, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Schick Technologies' products, the Company's dependence on an exclusive North American distributor, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, and other risks and uncertainties including those detailed in the Company's filings with the Securities and Exchange Commission.

Schick Technologies, Inc. and Subsidiary

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three months ended March 31,		Year ended March 31,

	2006	2005	2006	2005

Revenue, net	$18,275	$13,854	$70,174	$52,418
Total cost of sales	5,574	4,532	21,160	14,857

Gross profit	12,701	9,322	49,014	37,561

Operating expenses:
Selling and marketing	2,035	1,885	9,063	7,107
General and administrative	1,900	1,859	7,092	6,851
Research and development	1,455	939	5,018	4,812
Acquisition and merger related expenses	788	—	2,180	—
Termination of consulting agreement	—	—	650	—

Total operating expenses	6,178	4,683	24,003	18,770

Income from operations	6,523	4,639	25,011	18,791

Other income
Other income	—	—	29	—
Interest income	399	180	1,287	468

Total interest and other income	399	180	1,316	468

Income before income taxes	6,922	4,819	26,327	19,259
Income tax expense	3,211	1,430	10,571	7,187

Net income	$3,711	$3,389	$15,756	$12,072

Basic earnings per share	$0.23	$0.21	$0.97	$0.78

Diluted earnings per share	$0.20	$0.19	$0.88	$0.70

Weighted average common shares
Basic	16,413	15,988	16,170	15,389

Diluted	18,173	17,633	17,937	17,318

Schick Technologies, Inc. and Subsidiary

Consolidated Balance Sheets

(In thousands)

	March 31,

	2006	2005

Assets
Current assets
Cash and cash equivalents	$50,886	$39,725
Short-term investments	9,900	—
Accounts receivable, net of allowance for doubtful accounts of $57
	8,666	5,663
Inventories	5,425	3,545
Prepayments and other current assets	782	780
Deferred income taxes	2,688	5,681

Total current assets	78,347	55,394

Property and equipment, net	1,342	1,317
Goodwill, net	266	266
Deferred income taxes	275	270
Other assets	945	287

Total assets	$81,175	$57,534

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,948	$1,933
Accrued salaries and commissions	2,153	1,590
Income taxes payable	150	—
Warranty obligations	681	446
Deferred revenue	3,536	4,316

Total current liabilities	9,468	8,285

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock ($0.01 par value; 2,500 shares authorized; none issued and outstanding)
	—	—
Common stock ($0.01 par value; 50,000 shares authorized: 16,685 and 16,034 shares issued and outstanding, at March 31, 2006 and 2005, respectively)

	167	160
Additional paid-in capital	53,460	46,765
Retained earnings	18,080	2,324

Total stockholders’ equity	71,707	49,249

Total liabilities and stockholders’ equity	$81,175	$57,534